                                                                 Exhibit 10(d)



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-23271 on Form N-4 of The Prudential Discovery Select Group Variable Contract Account of The Prudential Insurance Company of America of our report dated June 4, 1997, relating to the consolidated financial statements of The Prudential Insurance Company of America and subsidiaries in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts", also appearing in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
October 6, 1998